Exhibit (2)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-76074 and 333-112298 of our report dated February 18, 2011, relating to the consolidated balance sheet of Hydro-Québec as at December 31, 2010, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for the year then ended appearing in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2010.

/s/ KPMG LLP	/s/ Ernst & Young LLP	/s/ Renaud Lachance
KPMG LLP Chartered Accountants	Ernst & Young LLP Chartered Accountants	Renaud Lachance, FCA auditor Auditor General of Québec

Montréal, Québec

April 14, 2011